MAZAL PLANT
PHARMACEUTICALS, INC.
43 West 33rd Street
New York, NY 10001
(212) 655-3334

November 17, 2005

Dr. Henry Punzi, M.D.
Director
Punzi Medical Center

____

____

Re: Letter of Intent

Dear Dr. Punzi:

This Letter of Intent will set forth our mutual understanding regarding the possible joint venture between Punzi Medical Center (APMC@) and Mazal Plant Pharmaceuticals, Inc. ("Mazal"). Such joint venture will be entered into in connection with Mazal's efforts to obtain from the United States Food and Drug Administration (the "FDA") approval of MAHDL, which is a pharmaceutical drug currently under development by Mazal. The purpose of such joint venture shall be to conduct and obtain the FDA's approval to Phase II and Phase III human clinical trials (the "Clinical Trials") of MAHDL.

1. The following items outline the terms and conditions to be contained in a mutually acceptable definitive agreement (the ADefinitive Agreement@) between PMC and Mazal:

1.1 PMC's Obligations. Subject to the terms and conditions of the Definitive Agreement:

(a) PMC shall fund all costs and expenses incurred in connection with the Clinical Trials;

(b) PMC shall make available its facilities for the conduct of the Clinical Trials; and

(c) PMC shall provide consulting services to Mazal with respect to the conduct of the Clinical Trials and their approval by the FDA.

1.2 Consideration. In consideration for the obligations of PMC under the Definitive Agreement, Mazal shall pay to PMC royalties equal to an agreed upon percentage

of the net revenues generated by any sales of MAHDL during an agreed upon time period following the FDA's final approval of MAHDL.

2. Confidentiality Agreement. PMC and Dr. Henry Punzi (collectively, the "Recipient") hereby acknowledge that in connection with the evaluation by PMC of the possible joint venture contemplated herein, Recipient has requested access to certain information, properties and personnel of Mazal. In consideration for and as a condition to Mazal's furnishing access to such information, properties and personnel of Mazal as Mazal, in its sole discretion, agrees to deliver or otherwise make available, Recipient hereby agrees to the following terms and conditions, which shall be binding and enforceable upon Recipient:

2.1 Confidential Information. "Confidential Information" means all items, materials and information which belong to Mazal and are not generally known to the public that has been or may hereafter be disclosed to Recipient by Mazal or by the directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors ("Representatives") of Mazal, irrespective of the form of the disclosure. Confidential Information is intended to be interpreted broadly and includes trade secrets and other proprietary or confidential information concerning the business and affairs of Mazal, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, supplier lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information); financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training techniques and materials. Confidential Information also includes all notes, analyses, compilations, studies, summaries and other material prepared by Recipient containing or based, in whole or in part, upon any Confidential Information.

2.2. Restricted Use of Confidential Information. Recipient agrees that the Confidential Information (a) shall be kept in the strictest of confidence by Recipient; (b) shall be used only in the evaluation and negotiation of the joint venture contemplated herein and shall not at any time be used by Recipient, directly or indirectly, in any other fashion, either for its own account or the account of a third party; and (c) without limiting the foregoing, shall not be disclosed by Recipient, directly or indirectly, to any person (including current or prospective financing sources) except with the specific prior written consent of the Mazal's Chief Executive Officer (the "Mazal Contact") or except as expressly otherwise permitted by this Section 2.

2.3. Non-Disclosure of Receipt of Confidential Information. Recipient shall not disclose to any person the fact that the Confidential Information has been disclosed to Recipient or that Recipient has inspected any portion of the Confidential Information or that any discussions or negotiations are taking place concerning the joint venture contemplated herein.

2.4 Mazal Contact. All requests by Recipient for Confidential Information, meetings with Mazal's personnel or Representatives, or inspection of Mazal's properties must be made to the Mazal Contact.

2.5 Exception. All of the foregoing obligations and restrictions do not apply to that part of the Confidential Information that Recipient demonstrates was or becomes generally available to the public prior to, and other than as a result of, a disclosure by Recipient.

2.6 Legal Proceedings. If Recipient becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process) to make any disclosure that is prohibited or otherwise constrained by this Section 2, Recipient shall provide Mazal with prompt notice of such legal proceedings so that it may seek an appropriate protective order or other appropriate relief or waive compliance with the provisions of this Section 2. In the absence of a protective order or Recipient's receiving such a waiver from Mazal, Recipient is permitted (with Mazal's cooperation but at Recipient's expense) to disclose that portion (and only that portion) of the Confidential Information that Recipient is legally compelled to disclose, provided, however, that Recipient must use reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded by any person to whom any Confidential Information is so disclosed.

2.7 Contact With Employees. Without the prior written consent of the Mazal Contact, Recipient shall not (a) initiate or cause to be initiated (other than through the Mazal Contact) any communication with any employee of Mazal concerning the Confidential Information or the joint venture contemplated herein or (b) for a period of two years after the date of this Letter of Intent, solicit, cause to be solicited, or attempt to solicit for employment or independent contract any person who is now employed or under independent contract by Mazal.

2.8 Return or Destruction of Confidential Information. If Recipient determines that it does not wish to proceed with the joint venture contemplated herein or if Mazal notifies Recipient that it does not wish Recipient to consider the joint venture contemplated herein any further, then Recipient (i) shall promptly deliver to the Mazal Contact all documents or other materials disclosed by Mazal or any Mazal's Representative to Recipient constituting Confidential Information, together with all copies and summaries thereof in the possession or under the control of Recipient and (ii) shall destroy materials generated by Recipient that include or refer to any part of the Confidential Information, without retaining

a copy of any such material.

2.9 No Representations or Warranties. Mazal retains the right to determine, in its sole discretion, what information, properties and personnel it wishes to make available to Recipient, and neither Mazal nor its Representatives make any representation or warranty (express or implied) concerning the completeness or accuracy of the Confidential Information, except pursuant to representations and warranties that may be made in a definitive agreement for the Joint venture contemplated herein, if any, between the parties.

2.10 Remedies. Because an award of money damages would be inadequate for any breach of this Section 2 by Recipient, and any such breach would cause Mazal irreparable harm, Recipient agrees that, in the event of any breach or threatened breach of this Section 2, Mazal shall also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies shall not be the exclusive remedies for any breach of this Section 2 but shall be in addition to all other remedies available at law or equity to Mazal. Nothing herein shall be construed to waive, limit or reduce any obligation of Recipient to Mazal regarding the confidentiality of the confidential information or the solicitation of employees, at law or in equity. The liability of PMC and Dr. Henry Punzi pursuant to this Section 2 shall be joint and several.

2.11 Severability. The invalidity or unenforceability of any provision of this Section 2 shall not affect the validity or enforceability of any other provisions of this Section 2, which shall remain in full force and effect. If any of the covenants or provisions of this Section 2 are determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this Section 2.

2.12 Expenses. Recipient agrees that if it is held by any court of competent jurisdiction to be in violation, breach or nonperformance of any of the terms of this Section 2, then it shall promptly pay to Mazal all expenses of such action or suit, including reasonable attorneys' fees.

3. Miscellaneous.

3.1 Negotiation and Execution of Definitive Agreement. The parties shall negotiate in good faith and shall use their best efforts to agree to and execute a mutually satisfactory Definitive Agreement within sixty (60) days after the date hereof.

3.2 Counterparts. This Letter of Intent may be executed in counterparts, all of which shall together constitute one and the same instrument. All documents and signatures required hereunder may be delivered or exchanged by facsimile and facsimile signatures shall be effective as originals thereof.

3.3 Governing Law. This Letter of Intent shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law provisions thereof.

3.4 Intent of Parties. This Letter of Intent is only a description of proposed points that may or may not become part of an eventual contract. This Letter of Intent is intended only as a guideline for the future negotiation of a binding enforceable agreement and is not intended to and shall not constitute a binding legal obligation (or any obligation to execute a Definitive Agreement or consummate the joint venture contemplated herein), which shall arise only when, as and if a mutually satisfactory Definitive Agreement is executed and delivered. This paragraph supersedes all other conflicting language herein or conduct of the parties with respect to this Letter of Intent. Notwithstanding the foregoing, Section 2 of this Letter of Intent shall be fully binding and enforceable upon PMC and Dr. Henry Funzi.

If the foregoing accurately reflects your understanding, please execute where indicated below and return to the undersigned.

Very truly yours,

MAZAL PLANT
PHARMACEUTICALS, INC.

By: [signature]
Name: Michael Kanovsky
Title: Chief Executive Officer

[illegible]

FUNZI MEDICAL CENTER

By: [signature]
Name: Dr. Henry Funzi
Title: Medical Director

DR. HENRY FUNZI, INDIVIDUALLY,
ACCEPTS AND AGREES TO SECTION 2
(INCLUDING SUBSECTIONS 2.1 THROUGH 2.12)
OF THIS LETTER OF INTENT,

[signature] 11/28/05
Dr. Henry Funzi, Individually